AMPAL-AMERICAN ISRAEL CORPORATION
                        1177 Avenue of the Americas
                         New York, New York  10036




                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD SEPTEMBER 22, 1994





To the Shareholders:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of the Class A Stock and Common Stock of Ampal-American Israel Corporation (the "Company" or "Ampal") will be held at the offices of Bank Hapoalim B.M., 1177 Avenue of the Americas, 14th Floor, New York, New York 10036, on Thursday, September 22, 1994, at 9:00 a.m. local time, to consider and act upon the following matters:

   1. The election of a Board of Directors for the ensuing year, 4 of whom will be Class A directors, elected solely by the holders of the Class A Stock, and 9 of whom will be Common/Class A directors, elected by the holders of the Class A Stock and Common Stock, to serve until their successors shall be elected and qualified; and

   2.   Approval of the Company's 1993 Stock Option Plan; and

   3. The transaction of such other business as may properly come before said meeting or any adjournment thereof.

   Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

   The close of business on August 8, 1994, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   Please vote, date, sign and mail the enclosed Proxy in the return envelope. You will need no postage if you mail it in the United States. A prompt response will be helpful and appreciated.

                                         By Order of the Board of
Directors,




                                            MICHAEL K. MARKS
                                               Secretary

New York, New York
August 11, 1994





  Regardless of whether you expect to be present at the Annual Meeting, please complete, date, sign and mail the enclosed proxy
  card for the  shares held by  you.   An addressed envelope is
  enclosed for your convenience.

                  AMPAL-AMERICAN ISRAEL CORPORATION



                           PROXY STATEMENT
                                 for
                   ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON SEPTEMBER 22, 1994





    This Proxy Statement is furnished to the holders of Class A Stock of Ampal-American Israel Corporation (the "Company" or "Ampal") in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on September 22, 1994, for the purposes set forth in the accompanying Notice of Annual Meeting. The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of shares of the Company for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them. The approximate mailing date of this Proxy Statement is August 11, 1994.

    The accompanying proxy is being solicited by the Board of Directors of the Company and, if properly executed by a shareholder entitled to vote, the shares represented by the proxies received will be voted at the Annual Meeting. A proxy may be revoked at any time before its exercise. A shareholder may revoke his proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the annual meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy.

    The close of business on August 8, 1994 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At such date, the Company had outstanding 20,752,020 shares of Class A Stock. Each share of Class A Stock outstanding on the record date will be entitled to one vote on all matters to come before the Meeting. As of the record date, the Company had outstanding 3,000,000 shares of Common Stock. Holders of the Common Stock of the Company will also be eligible to vote at the Meeting. Other than in the election of Class A directors, where only the holders of the Class A Stock, voting as a separate class, are entitled to vote, the holder of the Common Stock, voting as a separate class, is entitled to cast as many votes as shall equal the aggregate number of votes to which all holders of Class A Stock attending the meeting in person or by proxy shall be entitled, but in no event more than ten votes per share of Common Stock. The shares of Common Stock and Class A Stock do not have cumulative voting rights, which means that any holder of more than 50% of the Common Stock can, if such person owns at least one share of Class A Stock, elect all of the Common/Class A directors if that person chooses to do so. Accordingly, since Bank Hapoalim B.M., the Company's parent ("Hapoalim"), is the holder of 100% of the outstanding Common Stock of the Company and approximately 49.7% of the Class A Stock, it can cause the election of all of the directors of the Company other than the Class A Directors and can determine the outcome of other matters requiring a majority vote, if it chooses to do so, and will likely be able to cause the election of all of the Class A Directors. Bank Hapoalim has advised the Company that it intends to vote in favor of the nominees named herein as directors and to approve the Company's 1993 Stock Option Plan.

    Under the law of New York, Ampal's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the election of directors. Abstentions and broker non-votes will not be considered "votes cast" based on Ampal's understanding of state law requirements and Ampal's Certificate of Incorporation and By-laws.

    A copy of the Annual Report to the Shareholders for the year
 1993 containing financial statements of the Company has been mailed to you previously.

           NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

    The Company's By-Laws provide that the entire Board shall be constituted of not less than 3 nor more than 29 persons, with the actual number serving set by the Board of Directors or the shareholders. The Board has set the number of directors at 13. Pursuant to the terms of the Company's Certificate of Incorporation, as amended, the holders of the Class A Stock have the right to elect 25% of the Board of Directors, with the remaining directors to be elected by both the holders of the Common Stock and Class A Stock. Proxies of the holders of Class A Stock, unless otherwise specified, will be voted for the election of the 4 Class A nominees named below, constituting more than 25% of the Board of Directors, and the 9 Common/Class A nominees named below, each to hold office for the term of one year and until his or her successor shall be elected and qualified. In case any nominee should become unavailable for election to the Board of Directors for any reason, which is presently neither known nor contemplated, the persons named in the proxy will have discretionary authority in that instance to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees set forth herein.

    All nominees except Mr. Abend, Mr. Hochberg and Mr. Kronish are members of the present Board of Directors of the Company. Directors of Ampal who are not employees of the Company or of its parent company receive $500 per board meeting attended. Such persons also receive $500 for attendance at meetings of committees of the Board of Directors, provided that such meetings are held on separate days.

    The following is a description of the nominees, their ages, their principal occupations for the past five years and their tenure on the Board of Directors. An explanation of the symbols following the names of the nominees appears at the conclusion of this list.

 CLASS A DIRECTORS
    HARRY B. HENSHEL, (2) 75, has been Chairman of the Board of Bulova Corporation since 1974. He also has served as Chairman of the Chief Executives Council of Omega Group since 1990 and as a Director of the Ponce Hotel Corporation for more than 20 years and the Universal Holdings Corp. since 1993. He has been a member of the advisory Board of the New York State Business Partnership for more than 5 years and a Trustee of the New York Backstretch Employees Pension Trust for more than 10 years. He served on the Board of Directors of Ampal Industries, Inc. from 1982 until 1990. He became a director of Ampal in September 1993.

    HERBERT KRONISH, 68, has been a Senior Partner of Kronish,
 Lieb, Weiner & Hellman and its predecessor partnerships ("KLWH") since 1958. KLWH has been legal counsel to Ampal since 1982.

    LEON RIEBMAN, 74*, has been Chairman and Chief Executive Officer and a director of AEL Industries, Inc., an electronic defense system manufacturer for more than five years. He is also a director of the Bank and Trust Company of Old York Road. He became a director of Ampal in 1979.

    EVELYN SOMMER, 55 (2)(3), has been President of Women's International Zionist Organization-USA, and a representative of Women's International Zionist Organization to the United Nations for more than five years, and has been Chairman, American Section of the World Jewish Congress since December 1990. She became a director of Ampal in 1982.

 COMMON/CLASS A DIRECTORS
    ARIE ABEND, 57, has been a Joint Managing Director of Hapoalim since February 1994. From 1986 until February 1994, he was a
 Senior Deputy Managing Director of Hapoalim.  From 1984 until
 1985, and in 1991, he served as a director of Ampal.

    MICHAEL ARNON, (1) 69, was Chairman of the Board of Directors of Ampal from November 1990 to July 1994. From July 1986 until November 1990, he was President and Chief Executive Officer of Ampal. From March 1983 until April 1990 he also served as a director of Israel Continental Bank Ltd., a partially-owned subsidiary of Hapoalim, where he had been an Alternative Chairman of the Board until 1987. He became a director of Ampal in 1986.

    STANLEY I. BATKIN, (1)(3) 78, served on the Board of Directors of Ampal Industries, Inc. from 1983 until 1990, and was a member of its Executive Committee from 1986 until 1990. He became a director of Ampal in 1991. During 1993, Mr. Batkin filed, not on a timely basis, one Initial Statement of Beneficial Ownership of Securities and one Statement of Changes in Beneficial Ownership of Securities regarding one transaction.

    YAACOV ELINAV, (1)(4) 49, has been a Member of the Board of Management of Hapoalim since October 1991 and a Senior Deputy Managing Director of Hapoalim since August 1992. From October 1991 to August 1992, he was a Deputy Managing Director of Hapoalim. From October 1988 to October 1991 he was head of the Corporate Division of Hapoalim. From 1983 to October 1988 he was Manager of the New York Branches of Hapoalim. He became a director of Ampal in 1992.

    IRWIN HOCHBERG, 66, has been a Senior Partner and President of Bloom Hochberg & Co., P.C., CPA's, at which he provides professional and consulting services to investment banking firms, for more than five years. He also serves as a director of Transmedia Network, Inc.

    LAWRENCE LEFKOWITZ, (1) 56, has been President and Chief Executive Officer of Ampal since November 1990. Until then he was Vice President-Legal and Secretary of Ampal for more than five years. In August 1990 he also became Counsel to Hapoalim in charge of the Legal Department for the United States Branches. He became a director of Ampal in 1990.

    EITAN RAFF, (3) 52, has been Alternate Chairman of the Board of Maritime Bank since November 1992, where he had been Chairman of the Board from August 1988 until November 1992. He also serves as a Director of Wolfson Clore Mayer Ltd., a diversified investment company, where he had been Managing Director from July 1987 until April 1992 and as Chairman of Mirage Development Ltd., Yozma Venture Capital Ltd. and Karta Jerusalem Development Centre. He became a director of Ampal in 1987.

    SHIMON RAVID, (4)* 58, has been a Joint Managing Director of Hapoalim since February 1994. From October 1989 until February 1994, he was a Senior Deputy Managing Director of Hapoalim. From February 1988 until June 1989 he was Chief Financial and Operating Officer of Koor Industries Ltd. He became a director of Ampal in 1990.

    SHLOMO RECHT, (1) 52, has been Chairman of the Board of Directors of Ampal since July 1994. From March 1994 until July 1994, he was Vice Chairman of the Board of Directors of Ampal. From April 1990 until March 1994, he was Managing Director of Poalim Capital
 Markets and Investments Ltd. From October 1988 until March 1990, he was Assistant Managing Director of Hapoalim. From 1988 until 1989,and since March 1994, he has served as a director of Ampal.


    The symbols described below, which follow the names of some of the foregoing nominees, designate committee membership or committee attendance:

(1) Member of the Executive Committee of the Board of Directors which meets as necessary between regularly scheduled Board of Directors meetings and, consistent with certain statutory limitations, exercises all the authority of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors which reviews functions of the outside auditors, auditors' fees, and related matters.

(3) Member of the Related Party Transactions Committee of the Board of Directors which reviews and passes upon the fairness of business transactions between the Company and Bank Hapoalim or other related parties.

(4) Members of the Stock Option Committee of the Board of Directors which administers the Company's 1993 Stock Option Plan.

* The Board of Directors met 3 times, the Executive Committee met 1 time, the Audit Committee met 2 times, the Related Party Transactions Committee met 1 time and the Stock Option Committee did not meet during 1993. An asterisk (*) denotes that such individual attended fewer than 75% of the aggregate of (1) the total number of Board of Directors meetings held during the period in 1993 for which such individual was a director and (2) the total number of meetings held by all committees of the Board on which such individual served in 1993 (during the period of such service).

                         EXECUTIVE OFFICERS

 Executive officers are elected annually by the Board of Directors of Ampal and its subsidiaries. The following is a description of the executive officers who are not nominees, their ages, their positions and offices with Ampal or its subsidiaries and their principal occupations and employment during the past five years.


 ALLA KANTER, 36, has been Controller of Ampal since August 1990.
 From January 1986 to August 1990, she served as Assistant
 Controller of Ampal.

    MIRI LENT, 37, has been Assistant Vice President-Israel
 Operations of Ampal since July 1988 and has been employed by Ampal (Israel) Ltd. for more than five years.

    MICHAEL K. MARKS, 30, has been Secretary of Ampal since
 December 1992 and has been employed by Ampal since August 1992.
 From January 1992 until July 1992, he was an attorney for the law firm of Weitz and Luxenberg, P.C. From August 1988 until May
 1991, he attended Emory University School of Law.

    MOSHE MOR, 58, has been Vice President-Israel Operations of
 Ampal for more than five years.

    SUSAN ROSENBERG, 50, has been Assistant Treasurer of Ampal since November 1990, and has been employed by Ampal for more than five years.

    ALAN L. SCHAFFER, 51, has been Vice President-Finance and Treasurer since August 1990. From December 1988 until then, he was Vice President-Accounting and Controller of Ampal. Prior thereto he was Controller of Ampal, and has been employed by Ampal for more than five years.

                       EXECUTIVE COMPENSATION

    The table below presents information regarding remuneration paid or accrued for services to Ampal and its subsidiaries by the executive officers named below during the three fiscal years ended December 31, 1993.


       SUMMARY COMPENSATION TABLE
       --------------------------


  Name and Principal                                                  Other Annual        All Other
 Position                    Year           Salary(1)        Compensation        Compensation
  ------------------------            ----           ------           ------------        ------------
  Lawrence Lefkowitz(2)               1993            $193,351        $8,141            $22,862(3)
   (President and                     1992             191,961         6,382             21,856(3)
     Chief Executive Officer)         1991             174,851                           20,652(3)


  Moshe Mor                           1993             130,213                           12,981(4)
   (Vice President-Israel             1992              92,763                           11,713(4)
     Operations)                      1991              81,879                            9,606(4)

  Alan L. Schaffer                    1993             130,000                           13,839(3)
   (Vice President-Finance            1992             127,212                           13,277(3)
     and Treasurer)                   1991             116,000                           12,000(3)







                                              4


  Miri Lent                           1993             105,842                           14,756(4)
   (Assistant Vice President-Israel   1992              84,107                           11,503(4)
     Operations)                      1991              59,996                            5,922(4)



  ---------------------

        (1) There were 27 pay periods in 1992 and 26 pay periods in each of 1993 and 1991.
        (2) Services of Mr. Lefkowitz are shared by Ampal and Hapoalim and Hapoalim reimburses Ampal $100,000 per year under an arrangement begun in August 1990. Mr. Lefkowitz is employed pursuant to an employment agreement expiring September 12, 1997, renewable thereafter automatically for successive one-year terms unless one year's prior notice is given, providing for the payment of salary which shall not be less than the salary paid to him in 1992 and which salary is subject to annual review.
        (3) Comprised of Ampal's contribution pursuant to Ampal's Savings Plan of $500 per year and the remainder pursuant to Ampal's Pension Plan, described below.
        (4) Comprised of Ampal (Israel) Ltd.'s contribution to a pension plan on behalf of Mr. Mor and Ms. Lent.

 Other Benefits

    Ampal maintains a defined contribution pension plan for its eligible employees ("Pension Plan"). Eligible employees are all full-time employees of Ampal except non-resident aliens. In 1990, the Pension Plan was amended so that Ampal's contribution was equal to 7% of each employee's basic wages plus 5.4% of the employee's basic wages for that year in excess of the Social Security taxable wage base for that year. In 1994, the Pension Plan was amended so that Ampal's contribution was equal to 7% of each employee's basic wages plus any amount permissible under law, which in 1994 was 5.7%, of the employee's basic wages for that year in excess of the Social Security taxable wage base for that year.

    Employees become vested in amounts contributed by Ampal
 depending on the number of years of service worked, as provided in the following table:
                                             Vested
            Years of Service                Percentage:
            ----------------                -----------
            less than 2 years                   0%

            2 but less than 3 years            20%
            3 but less than 4 years            40%
            4 but less than 5 years            60%

            5 but less than 6 years            80%
            6 or more years                   100%

    Benefits under the Pension Plan are usually paid either in a lump sum or as an annuity.

    Ampal adopted a Severance Plan effective January 1, 1985 for the benefit of employees of Ampal who were employed as of December 31, 1982 and who continued to be so employed as at December 31, 1985. The purpose of the Severance Plan is to provide certain severance compensation to eligible employees which will equal the amount of severance compensation which would have been paid as of the day prior to the adoption of the Pension Plan. The severance compensation to be paid pursuant to this Severance Plan will be adjusted downward to account for any past service amount which has been allocated to such employees' Pension Plan accounts pursuant to the terms of the Pension Plan. The severance compensation will also be adjusted as of December 31 of each year by a percentage which equals the rate of return on assets in the Pension Plan. Payment of severance compensation is required to be made in a lump sum as soon after employment is terminated as practicable unless the full amount of the severance compensation has been previously allocated to such employees' Pension Plan accounts.

    Ampal maintains a Savings Plan for its eligible employees pursuant to Section 401(k) of the Internal Revenue Code of 1954. Eligible employees are all employees of Ampal except non-resident aliens and night-shift employees. Participation by employees in the Savings Plan is voluntary. Participating employees may elect to defer a specific limited percentage of their annual compensation (up to 15%) and contribute the same to a self-directed 401(k) savings account. The amount which any employee could contribute to his or her 401(k) savings account in 1993 was limited by the Tax Reform Act of 1986 to $8,994. For each plan year Ampal matches 50% of each employee's contribution up to a maximum matching contribution of $500 for each participant. Participating employees are 100% vested at all times in the account balances maintained in their 401(k) savings account. Benefits under the Savings Plan are required to be paid in a single, lump-sum distribution. Payment is usually made upon attainment of retirement age or termination of employment.

   Ampal's 1993 Stock Option Plan, which was adopted by the Board of Directors on November 5, 1993 and amended on March 23, 1994, is subject to approval by the Company's stockholders. See "Approval of 1993 Stock Option Plan."

       REPORT OF EXECUTIVE COMMITTEE ON EXECUTIVE COMPENSATION

 The Executive Committee of the Board of Directors, whose current members are listed below, pursuant to authority delegated by the Board of Directors to create a policy related to executive compensation, determined that the Company's policy for 1993 regarding executive compensation reflect the following:

 1. The assets of the Company are almost entirely located in Israel, where economic and political factors have a greater influence on the performance of the Company than is the case of businesses in the United States. Consequently, while performance of the Company is a factor in determining compensation, it is not the principal factor in determining compensation.

 2. The performance of the Company to a large degree reflects the results of investee companies not controlled by the Company and these results should also not be a determining factor regarding compensation.

 3. Executives should continue to be compensated on a basis which reflects their contributions to long-term strategic planning and management, as this has the most beneficial effect upon the enhancement of shareholder value.

 4. Compensation of executives should reflect factors which include: (a) changes in the cost of living; (b) the absence of a bonus or stock option plan; and (c) performance of the Company to the extent the Committee believes it is unrelated to general economic conditions in Israel and the performance of investee companies.

   The compensation of Mr. Lefkowitz, the Company's President and Chief Executive Officer, for the last fiscal year, was determined based upon the terms of his employment agreement, the Executive Committee's application of the foregoing policies and subjective criteria, including its assessment of his performance and contribution in the short and long term.

                     Michael Arnon        Lawrence Lefkowitz
                     Stanley I. Batkin        Shlomo Recht
                     Yaacov Elinav

   It should be noted that this policy was adopted, and executive compensation for 1993 was determined, prior to adoption by the Board of Directors of the 1993 Stock Option Plan and that Mr. Recht was appointed to the Executive Committee in March 1994.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 1993, members of the Executive Committee of the Board of Directors which functions as the compensation committee of the Company included: Mr. Arnon, then Chairman of the Board of the Company; Mr. Lefkowitz, President and Chief Executive Officer of the Company and Counsel to Hapoalim; Mr. Warren E. Abrams; Mr. Stanley I. Batkin; Mr. Yaacov Elinav, Senior Deputy Managing Director of Hapoalim; Mr. Eitan Raff; Ms. Evelyn Sommer and Mr. Alexander Yuhjtman, then Executive Vice President, Regional Manager, Western Hemisphere of Hapoalim. For a description of business transactions between the Company and Hapoalim, see "Transactions With Related Parties."

                          PERFORMANCE GRAPH

   The following graph compares the percentage change in cumulative total return (change in the stock price plus reinvested dividends) of Ampal Class A Stock, the S&P Composite - 500 Index and a peer group index composed of American Israeli Paper Mills Limited (an Israeli industrial company), Etz Lavud Ltd. (an Israeli industrial company), Israel Land Development Co., Ltd. (an Israeli real estate development company) and PEC Israel Economic Corporation (an American holding company that acquires interests in companies located in Israel or related to Israel) for the period December 30, 1988 through June 30, 1994.*



Ampal         100.00    119.39    103.47    238.79    342.26    732.28    429.82

S&P 500       100.00    131.59    127.49    166.16    178.81    196.74    188.71

Peer Group    100.00    142.08    186.11    319.26    544.77    605.20    464.01

             12/30/88  12/29/89  12/31/90  12/31/91  12/31/92  12/31/93  6/30/94



 --------------------

   * Assumes that the value of the investment in Ampal's Class A Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested. Israel Land Development Co., Ltd. is included in the Peer Group for the period December 31, 1990 through June 30, 1994. Its shares began public trading in the United States in 1990. The Peer Group Index has been weighted based on market capitalization.

                PRINCIPAL SHAREHOLDERS OF THE COMPANY

   The following tables set forth information as at August 8, 1994 as to the holders known to Ampal to beneficially own more than 5% of any class of voting securities of Ampal and, as to all directors and officers as a group, concerning the beneficial ownership of any class of equity securities of Ampal. For purposes of computation of the percentage ownership of Class A Stock set forth in the table, conversion of any 4% Cumulative Convertible Preferred Stock (the "4% Preferred") and 6-1/2% Cumulative Convertible Preferred Stock (the "6-1/2% Preferred") owned by such beneficial owner has been assumed, without increasing the number of shares of Class A Stock outstanding by amounts arising from possible conversions of convertible securities held by shareholders other than such beneficial owner. As at August 8, 1994, there were issued and outstanding 20,752,020 shares of Class A Stock of the Company and 3,000,000 shares of Common Stock. In addition, there were issued and outstanding 1,137,321 non-voting shares of 6-1/2% Preferred (each convertible into 3 shares of Class A Stock) and 210,870 non-voting shares of 4% Preferred (each convertible into 5 shares of Class A Stock).

 Certain Beneficial Owners


  Name and Address                                         Amount and Nature           Percent
  of Beneficial Owner             Title of Class        of Beneficial Ownership        of Class (1)
  -------------------             --------------        -----------------------        --------

  Bank Hapoalim B.M.              Class A Stock        10,500,991 shs. (2)               49.7% (2)
  50 Rothschild Blvd.             Common Stock         3,000,000 shs.                     100%

  Tel Aviv, Israel


  -----------


 (1) Based upon number of shares outstanding as of August 8, 1994.

 (2) As reported by Bank Hapoalim B.M. on Form 4 - Statement of Changes in Beneficial Ownership filed with the Securities and Exchange Commission on or about March 5, 1992. Assumes conversion of 122,536 shares of
    6-1/2% Convertible Preferred Stock and 3,350 shares of 4%
 Preferred Stock.

 Security Ownership Of Management

   The following table sets forth information as at August 8, 1994 as to each class of equity securities of Ampal, its parent or any of its subsidiaries beneficially owned by each director and by all directors and officers of Ampal as a group. The directors and officers of Ampal as a group do not own in excess of 1% of the equity securities of Ampal's parent or any of Ampal's subsidiaries.


  Ampal-American Israel Corporation
  ---------------------------------
                                                           Amount and Nature                    Percent
  Title of Class                Name                       of Beneficial Ownership (1)          of Class
  --------------                ----                       ---------------------------          --------
  Class A Stock            Stanley I. Batkin              10,000 shs.                           less than 1%

  Class A Stock            Harry B. Henshel                3,000 shs.                           less than 1%
  Warrants to Purchase                                    14,000 wts.                           less than 1%
     Class A Stock
  Class A Stock            Irwin Hochberg                  1,000 shs.                           less than 1%

  Class A Stock            Herbert Kronish (2)             1,000 shs.                           less than 1%

  Class A Stock            Lawrence Lefkowitz (3)         10,700 shs.                           less than 1%

  6-1/2% Preferred                                         7,225 shs.                           less than 1%

  Class A Stock            Michael K. Marks                  500 shs.                           less than 1%

  Warrants to Purchase                                       500 wts.                           less than 1%
     Class A Stock

  Class A Stock            Leon Riebman                   24,600 shs.                           less than 1%

  Class A Stock            All Directors and              50,800 shs.                           less than 1%
  6-1/2% Preferred         Officers as a Group             7,225 shs.                           less than 1%
  Warrants to Purchase                                    14,500 wts.                           less than 1%
    Class A Stock

  Bank Hapoalim B.M.
  ------------------
                                                           Amount and Nature                    Percent
  Title of Class                Name                       of Beneficial Ownership (1)          of Class
  --------------                ----                       ---------------------------          --------
  Ordinary Shares          Arie Abend                    187,720 shs.                           less than 1%

  Ordinary Shares          Michael Arnon                  83,300 shs.                           less than 1%

  Ordinary Shares          Yaacov Elinav                 183,970 shs.                           less than 1%

  Ordinary Shares          Shimon Ravid                  190,610 shs.                           less than 1%

  Ordinary Shares          Shlomo Recht                  128,810 shs.                           less than 1%

  Ordinary Shares          All Directors and             774,410 shs.                           less than 1%
                  Officers as a Group

  ---------

 (1) All ownerships are direct, unless otherwise noted. The table does not include directors who do not own any shares.
 (2) Mr. Kronish and his wife share voting and investment power over these shares.
 (3) Includes 8,700 shares of Class A Stock and 4,800 shares of 6-1/2% Preferred Stock held by a trust under an estate as to which Mr. Lefkowitz is co-personal representative.

                  TRANSACTIONS WITH RELATED PARTIES

   The Board of Directors of Ampal maintains a Related Party Transactions Committee comprised of independent directors to review and pass upon the fairness of any business dealings and arrangements (other than borrowings on then prevailing market terms or deposits made in the ordinary course of business) between the Company and Hapoalim or any other affiliated parties on an annual basis. If the Committee determines that such dealings are no longer in the Company's best interests or involve terms less advantageous to the Company than could be obtained from unaffiliated third parties, the Company will use its best efforts to modify or discontinue such arrangements. With certain exceptions, the Company may not enter into transactions with Hapoalim or its affiliates, or any officer, director or principal stockholder of the Company without first obtaining the approval of the Related Party Transactions Committee. The management of the Company believes that all of the following transactions were done on terms which were no less advantageous to the Company than could have been obtained from unaffiliated third parties.

   The Company borrows and receives deposits from Hapoalim and its subsidiaries. During 1993 the largest amount of such indebtedness outstanding at any one time was $51,015,000. The amount of interest expense paid by the Company to Hapoalim was $4,819,000. Additionally, the Company makes loans to and maintains deposits with Hapoalim and its subsidiaries. The largest amount of such loans and deposits at any one time during 1993 was $131,002,000 and interest income thereon was $15,583,000. As of December 31, 1993, the amount of borrowings and deposits from Hapoalim and its subsidiaries was $40,257,000 and the amount of loans to and deposits with Hapoalim and its subsidiaries was $104,241,000. Ampal is the beneficiary of a $10 million committed line of credit from Hapoalim which expires in October 1994. Borrowings under this line of credit bear interest at a variable rate of interest equal to LIBOR plus 1/2%. Such loans and borrowings are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third persons and, in the opinion of the management of the Company, do not involve more than normal risk of collectibility or present other unfavorable features.

   Ampal subleases 2,825 square feet of usable office space leased by Hapoalim at 1177 Avenue of the Americas, New York City under a sublease which expires on August 30, 2009 and will pay Hapoalim base rent of approximately $170,000 per year commencing in September 1994, subject to escalation.

   Ampal has space located at 10 Rockefeller Plaza subleased until September 30, 1994 from Hapoalim for an annual rental, subject to escalation. The rental payments for 1993 amounted to approximately $178,000. Until November, 1990 Ampal occupied the entire floor, constituting 10,710 square feet. At that time, Ampal modified the sublease to return 65% of that space to Hapoalim, which then subleased it to an unrelated party subject to Ampal's guarantee of total rent payments equivalent to the rent previously paid under Ampal's sublease in the event the third party defaults.

   The Company leases office space in various locations in the United States and Israel to Hapoalim and its subsidiaries in exchange for total annual rental payments of approximately $3,251,000. These lease transactions consist of the following:

   Hapoalim leases a portion of premises owned by Ampal located at 105 Arlozoroff Street, Tel Aviv under a lease which expires March 9, 2003, with annual rental payments based upon 11% of the cost of the property. In 1993 Ampal received $352,000 as rental payments for these premises.

   Hapoalim leases premises owned by Ampal (Israel) Ltd., an Ampal subsidiary, located at 111 Arlozoroff Street, Tel Aviv under a lease which expires on September 30, 2000, with annual rental payments based upon 10% of the value of the property linked to the CPI. In 1993, Ampal (Israel) received $220,000 as rental payments for these premises.

   Hapoalim leases two premises owned by Ampal Development (Israel) Ltd., an Ampal subsidiary, located at 65 Allenby Street and 99 Ben Yehuda Street, Tel Aviv. These leases expire December 31, 1996 (with options to extend the lease term through December 31, 2002) with annual rental payments based upon 10% of the value of the property linked to the CPI. In 1993, Ampal Development (Israel) received $326,000 as rental payments for these premises.

   Hapoalim leases two premises owned by Ampal Development (Israel) Ltd. located at 39 Shenker Street, Holon and 111 Yaffe Nof Street, Haifa. These leases expire on September 30, 2000, with annual rental payments approximately equal to 10% of the cost of the property linked to the CPI. In 1993, Ampal Development (Israel) received $705,000 as rental payments for these premises.

   Hapoalim leases three premises owned by Mercazim Investments Ltd., a subsidiary of a company 42.5% owned by Ampal. These leases expire on May 30, 2000, with the annual rental payments at market rates. In 1993, Mercazim received $662,000 as rental payments for these premises.

   Hapoalim leases two premises owned by Ampal Financial Services Ltd., an Ampal subsidiary, in Ramat Hasharon and Rosh Pina. These leases expire on September 30, 2000, with the annual rental payments based upon 10% of the cost of the premises, linked to the CPI. In 1993, Ampal Financial Services received $469,000 as rental payments for these premises.

   Hapoalim leases two premises owned by Nir Ltd., an Ampal subsidiary, one in Tel Aviv and one in B'nai Brak, with the annual rental payments based upon 10% of the cost of the premises, linked to the CPI. The lease on the premises in Tel Aviv expires on September 30, 2000, and the lease on the premises in B'nai Brak expires on July 10, 1997 (on June 10, 2002, if an option is exercised). In 1993, Nir received $377,000 as rental for these premises.

   Hapoalim leases an office building owned by Ampal located at 174 North Michigan Avenue, Chicago, Illinois. This lease expires in 2007 and provides for a net rental of $140,000 per year. At the conclusion of the term, Ampal has the option of requiring Hapoalim to purchase the building at its then fair market value. In 1993, Ampal received $140,000 as rental payments for these premises.

      Until November 1993, Ampal owned 60% of the voting shares and 49.4% of the equity interest in Ophir Holdings Ltd., and the balance was owned by a Hapoalim affiliate. In November 1993, the two shareholders' interests in Ophir were equalized. In connection with the equalization, the Company obtained a fairness opinion from an independent investment consultant. Concurrently, 15% of the shares in Ophir were issued to another Hapoalim affiliate for approximately $10.2 million. As a result, Ophir is now 42.5% owned by Ampal and its results have not been consolidated in the Company's financial statements after September 30, 1993; they are now recorded on the equity method of accounting.

      In March 1993, Ophir and another Hapoalim affiliate shareholder in the holding company that purchased 51.3% of the shares in Industrial Buildings Ltd. have together pledged their shares in the holding company and the holding company's shares in Industrial Buildings Ltd. to secure borrowings from unaffiliated lenders to finance the acquisition of an interest in Industrial Buildings. Moreover, loans from Hapoalim to an unaffiliated shareholder in this holding company are also collateralized by shares in Industrial Buildings owned by the holding company and, under cross-default provisions, a default by any of the shareholders in the holding company could cause acceleration of Ophir's obligations, and, potentially, foreclosure on the Industrial Buildings shares held by the holding company.

      Ophir, which has no employees, pays to another Hapoalim affiliate a management fee of approximately $50,000 per year for administrative services. Moreover, under a recent agreement among Ophir's three shareholders, Ophir has agreed to pay annually to each of Ampal and a Hapoalim affiliate shareholder of Ophir an additional management fee of approximately $85,300 in NIS linked to the dollar. In 1993, Ophir paid $78,000 to Ampal and $132,000 to the Hapoalim affiliate for management fees.

      Under agreements initially made in 1984 and extended in 1989, Ophir separately leases a hotel and parking area in Herzelia, Israel from an unrelated party. Ophir subleases these properties to Hapoalim on terms identical to those it pays. In 1993, Ophir received $250,000 as rental payments for these premises.

      In connection with Ampal's purchases in 1992 and 1993 of 5.2% of DSP Group, Inc., the Company granted a Hapoalim subsidiary, an option to purchase, and the Hapoalim subsidiary granted Ampal an option to sell, 50% of Ampal's interest in the DSP Group for $1.1 million, the same purchase price the Company paid, plus interest. In October 1993, the Hapoalim subsidiary exercised its option to purchase this interest.

      In 1991, the Company agreed that its third lien on certain assets of Pri Ha'emek (Canned and Frozen Food) 88 Ltd., an Ampal subsidiary, would rank behind the lien of Hapoalim on those assets.

      The services of Mr. Lefkowitz are shared by Ampal and Hapoalim pursuant to an arrangement renewable semi-annually whereby Hapoalim reimburses Ampal for a portion of his compensation. In 1993, Hapoalim reimbursed Ampal $100,000 for the services of Mr. Lefkowitz under the arrangement.

      Ampal owns $2 million of 7% preferred shares of Bank Hapoalim (Cayman) Ltd. In 1994, an equivalent amount of 7% preferred shares in Bank Hapoalim (Cayman) Ltd. was issued to Hapoalim for $2 million.

                 APPROVAL OF 1993 STOCK OPTION PLAN

 The Company's 1993 Stock Option Plan which was adopted by the Board of Directors on November 5, 1993 and amended on March 23, 1994 (the "1993 Plan"), is subject to approval by the Company's shareholders. The full text of the 1993 Plan is set forth as Exhibit A to this Proxy Statement. The purpose of the 1993 Plan
 ---------
 is to increase the incentive to the Company's employees and directors to exert their utmost efforts to contribute to the future success and prosperity of the Company. Subject to adjustment upon certain changes in the Company's capitalization, a total of 200,000 shares of Class A Stock will be available for options granted under the 1993 Plan.

   The 1993 Plan authorizes the Board to issue incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986 (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-qualified Options"). Officers and directors who are not also employees of the Company or any subsidiary thereof may only be granted Non-qualified Options.

   The 1993 Plan will be administered by the Board of Directors of the Company (the "Board") or a committee of at least two "disinterested" directors of the Board. The Board or the Committee will have the authority, subject to the terms of the 1993 Plan, to interpret the 1993 Plan; prescribe, amend and rescind rules and regulations relating to the 1993 Plan; and make all other determinations and take all other actions necessary or advisable for the administration of the 1993 Plan. Determinations of the Board or the Committee under the 1993 Plan will be conclusive.

   The exercise price of each ISO granted under the 1993 Plan may not be less than 100% of the fair market value of the Class A Stock at the time of grant. In the case of a grant to an employee who owns (within the meaning of Code Section 422(b)(6)) 10% or more of the outstanding capital stock of the Company, however, the exercise price may not be less than 110% of such fair market value. For purposes of the 1993 Plan, the fair market value of shares of Class A Stock on a given date is the mean of the highest and lowest trading prices per share of Class A Stock on the American Stock Exchange on such date. The exercise price of each Non-Qualified Option is determined by the Board at the time of grant of such option.

   The dates on which each option may be exercised and the conditions precedent to such exercise, if any, will be fixed by the Board at the time such option is granted. Generally, the 1993 Plan prohibits the exercise of an option prior to the second anniversary of the date on which it is granted. However, options granted to directors of Ampal who are not also employees of Ampal are exercisable immediately upon grant. The expiration of each option shall be fixed by the Board at the time such option is granted, provided that no option may be exercisable on and after the fifth anniversary of its grant.

   Payment of the exercise price by optionees upon exercise of an option may be (as determined by the Board or the Committee) in cash, by certified check, by delivering shares of Class A Stock having a fair market value equal to the exercise price, by cancelling an appropriate portion of the option or pursuant to a broker-assisted "cashless exercise program", if established by the Company.

   No option granted under the 1993 Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

 New Plan Benefits

   Pursuant to the 1993 Plan (and subject to its approval by shareholders), on January 25, 1994, the Company granted to certain directors and employees of the Company and its subsidiaries, Non-qualified Options to purchase a total of 134,900 shares of Class A Stock at an exercise price per share of $10.91, as follows:


                                                                                        Number of
                                                                                      Non-qualified
  Name and Position                                                                               Options
  -----------------                                                                            -------------

  Lawrence Lefkowitz (President, Chief Executive Officer and Director)                            16,000
  Moshe Mor (Vice President-Israel Operations)                                                    15,150

  Alan L. Schaffer (Vice President-Finance and Treasurer)                                         13,000
  Miri Lent (Assistant Vice President-Israel Operations)                                          11,500
  Michael Arnon (Director)                                                                         7,500

  Stanley I. Batkin (Director)                                                                     5,000
  Harry B. Henshel (Director)                                                                      5,000
  Eitan Raff (Director)                                                                            5,000

  Leon Riebman (Director)                                                                          5,000
  Evelyn Sommer (Director)                                                                         5,000


  All Current Executive Officers As A Group                                                       70,150
  All Current Directors Who Are Not Executive Officers As A Group                                 32,500
  All Employees, Including Current Officers Who Are Not Executive Officers, As A Group            32,250

   On August 8, 1994, the closing price of the Class A Stock was
 $10.25.

   Federal Income Tax Consequences. No taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of any option under the 1993 Plan.

   Upon the exercise of a Non-qualified Option, an optionee will recognize income in the year in which the option is exercised in an amount equal to the difference between the fair market value of the Class A Stock purchased on the date of exercise and the exercise price of such shares; the amount so recognized as income will be deductible by the Company (provided the Company appropriately withholds taxes from the optionee).

   Upon any sale of shares of Class A Stock purchased upon exercise of a Non-qualified Option, the optionee's basis in the shares for determining gain or loss will be the sum of the exercise price and any gain recognized upon exercise. If the shares purchased upon such exercise constitute capital assets in the hands of the optionee, any gain or loss recognized by the optionee upon the sale or other disposition of any of these shares will be characterized as capital gain or loss, either long-term or short-term, depending upon the holding period of the shares.

   No taxable income will be recognized by the optionee upon the exercise of ISO. However, the difference between the fair market value of the Class A Stock on the date of exercise and the exercise price will generally be included in the ISO holder's alternative minimum taxable income for the year in which the ISO is exercised. If the shares so purchased are held for a period of at least two years from the date of the grant of the ISO and one year from the date the ISO is exercised, any gain recognized on any subsequent sale will constitute long-term capital gain rather than ordinary income and the Company will not be entitled to any deduction. However, if shares acquired pursuant to an ISO are disposed of by the optionee within one year from the date of exercise or two years from the date of the grant of the ISO (a "disqualifying disposition"), the ISO holder will recognize ordinary income in the year of such sale equal to the lesser of
 (a) the excess (per share sold) of the fair market value of the Class A Stock on the date of exercise over the exercise price and
 (b) the excess (if any) of the amount realized on the sale over the exercise price. Any gain upon such disposition in excess of the amount treated as ordinary income will generally be treated as capital gain. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee by virtue of a disqualifying disposition.

   The foregoing summary does not purport to be a complete summary of the effect of federal income tax of 1993 Plan transactions upon participants and the Company. Furthermore, it does not discuss the tax consequences of an optionee's death or the provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

   The affirmative vote of a majority of all outstanding shares entitled to vote at the shareholders meeting is required for approval of the 1993 Plan.

   The Board of Directors recommends a vote FOR this proposal.

                       SHAREHOLDERS' PROPOSALS

   Any holder of Class A Stock or Common Stock who wishes to submit a proposal to be presented at the next Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address in the Notice of Annual Meeting so that it is received by the Company no later than April 11, 1995, and comply with such rules as may be prescribed from time to time by the Securities and Exchange Commission regarding proposals of security holders.

                            OTHER MATTERS

    Representatives of Arthur Andersen & Co., whom Ampal has selected to be its independent public accountants, will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

    The management does not presently know of any other matters which will be brought before the Annual Meeting. If, however, other matters requiring the vote of the shareholders, not now known or contemplated, do properly come before the meeting or any adjournment thereof, it is the intention of the persons named to vote the proxies held by them in accordance with their judgment in such matters.

    Effective January 29, 1994 the Company purchased a Directors and Officers Liability policy in the amount of $5,000,000 issued by the Reliance Insurance Company of New York. The cost of the policy, which expires January 29, 1995, was $231,000. On January 29, 1994, the Company purchased an excess Directors and Officers Liability policy in the amount of $3,000,000 issued by Lexington Insurance Co. The cost of the policy, which expires January 29, 1995, was $83,200. On January 29, 1994, the Company purchased an additional excess Directors and Officers Liability policy in the amount of $2,000,000 issued by the Reliance Insurance Company of New York. The cost of the policy, which expires January 29, 1995, was $45,000. Each policy provides coverage to all of the officers and directors of the Company and those subsidiaries of which the Company owns more than 50% of the outstanding stock.


                                          By Order of the Board of
 Directors,

                                                  MICHAEL K. MARKS

 Secretary

 August 11, 1994

    UPON REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR. SUCH REQUEST SHOULD BE MADE TO THE SECRETARY OF THE COMPANY AT THE ADDRESS SHOWN ON THE ACCOMPANYING NOTICE OF ANNUAL MEETING.